Exhibit (n)(6)

Consent of Gerald Stahlecker

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form N-2 (as amended, the “Registration Statement”) of Franklin Square Investment Corporation (the “Company”), the undersigned hereby consents to being named and described in the Registration Statement and in any and all amendments or supplements thereto to be filed with the U.S. Securities and Exchange Commission as a person to be appointed a director of the Company and to the filing or attachment of this Consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this Consent as of the 19th day of February, 2008.

/s/ Gerald Stahlecker
Name: Gerald Stahlecker